Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, March 24, 2017	INVESTOR RELATIONS CONTACT: Jay Schaefer, VP and Treasurer - (808) 838-6751 Investor.Relations@HawaiianAir.com
MEDIA RELATIONS CONTACT: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com
Hawaiian Airlines Pilots Ratify Contract

HONOLULU - Hawaiian Airlines and the Air Line Pilots Association (ALPA) announced today that the union’s membership ratified a 63-month contract amendment that provides significant compensation increases for the airline’s 670 pilots.

Pilots approved the contract amendment outlined in a tentative agreement reached last month between Hawaiian and ALPA. The amendment takes effect April 1 and its term extends through July 1, 2022.

“This contract amendment recognizes the contributions our pilots have made to our company, while allowing us to continue to grow and compete as a world-class airline,” said Jon Snook, Hawaiian’s chief operating officer and the company’s lead negotiator.

Hawaiian Airlines reached new accords in 2016 with three labor unions representing more than 2,200 employees. It is currently in negotiations with the Association of Flight Attendants, whose contract became amendable in January.

About Hawaiian Airlines
Hawaiian®, the world’s most punctual airline as reported by OAG, has led all U.S. carriers in on-time performance for each of the past 13 years (2004-2016) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler and Travel + Leisure have ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.
Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland.
Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.
Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page. For career postings and updates, follow Hawaiian’s LinkedIn page.
For media inquiries, please visit Hawaiian Airlines’ online newsroom.